Exhibit (h)(4)

FUND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of 1/1/11, by and between Fund Services Group, LLC a limited liability company organized under the laws of the State of Illinois (“Fund Services” or “Administrator”) and Jackson Fund Services (“JFS”), a division of Jackson National Asset Management LLC, a limited liability company organized under the laws of the State of Michigan (“JNAM”).

WHEREAS, Fund Services is the administrator to the Monetta Funds and Ambassador Funds (collectively the “Funds”) that are registered as open-end management investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”) and is authorized by the Funds to contract its administrative duties to a third party; and

WHEREAS, Fund Services desires to retain JFS to provide fund accounting services to the Funds, and JFS wishes to furnish such services.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the parties hereto agree as follows:

1.  Appointment

Fund Services hereby appoints JFS to provide fund accounting services to the Funds in accordance with the terms and conditions set forth in this Agreement, and JFS hereby accepts such appointment and agrees to perform the services and duties set forth in Exhibit A of this Agreement in consideration of the compensation provided for herein.

2.  Regulatory Compliance

A.  JFS acknowledges that it is a service provider to the Funds as that term is used in connection with Rule 38a-1 under the 1940 Act (“Rule 38a-1”), and represents that it has established and implemented written policies and procedures reasonably designed to prevent, identify and correct violations of the Federal Securities Laws, as that term is defined in Rule 38a-1 and applies to a service provider.  JFS agrees to cooperate with Fund Services and the Funds to the extent reasonably requested in connection with the Funds fulfilling their obligations to monitor JFS operations to assure themselves that JFS has established and implemented the required policies and procedures.

B.  Fund Services represents and warrants that it has written authority in the form of a resolution of the Board of Trustees of the Funds, as Administrator, to bind the Funds to specified terms, obligations and responsibilities under this Agreement. A copy of the resolution is attached as Exhibit C.

C.  Fund Services represents as Administrator and on behalf of the Funds that the policies and procedures maintained by the Funds immediately prior to the effective date hereof were designed to prevent, identify, and correct any material compliance matters of the Federal Securities Laws, as that term is defined in Rule 38a-1 and applies to a registered management investment company.

3.  Changes in Accounting Procedures

Any changes by Fund Services or the Funds that affect accounting practices and procedures under this Agreement and that have not been initiated by JFS shall only become effective upon written receipt and acceptance by JFS.

4.  Changes in Equipment, Systems, Service, Etc.

JFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, procedures, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided by JFS under this Agreement.

5.  Compensation

JFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule set forth as Exhibit B and as mutually agreed upon and as may be amended from time to time.

Except as hereinafter set forth, compensation shall be calculated and paid monthly. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.

Fund Services shall notify JFS in writing within thirty (30) calendar days following receipt of each invoice if Fund Services disputes any amounts in good faith.  Fund Services shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.

6.  Performance of Services; Limitation of Liability

A.

JFS shall exercise reasonable care in the performance of its duties under this Agreement.  JFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with matters to which this Agreement relates, including losses resulting mechanical breakdowns or the failure of communication or power supplied beyond JFS’ control, except a loss arising out of or relating to JFS’ refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement.

B.

Notwithstanding any other provision of this Agreement and so long as JFS has not committed bad faith, negligence or willful misconduct in the performance of its duties under this Agreement, Fund Services and Fund Services on behalf of the Funds agree that Fund Services shall indemnify and shall seek to obtain indemnification from the Funds to the full extent consistent with Fund Services agreements with the Funds for administrative services, and hold harmless JFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) that JFS may sustain or incur or that may be asserted against JFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder:

a. in accordance with the performance standards recited in Section 6.A and Exhibit A,

b. in reliance upon any written or oral instruction provided to JFS by any duly authorized officer of the Funds, such duly authorized officer to be included in a list of authorized officers furnished to JFS and amended from time to time in writing by the Funds, and/or

c. in good faith in accordance with the advice or opinion of counsel for the Funds, or its own counsel, and/or

d. that were caused by errors, of which JFS was not actually or reasonably aware, in records or instructions, explanations, information, specifications, documentation of any kind, as the case may be, supplied to JFS by the previous administrator and/or the investment adviser(s)/sub-adviser(s)  to the Funds, as well as, the obligations, responsibilities, actions, and decisions of the previous administrator and/or the investment adviser(s)/sub-adviser(s) to the Funds.

C.

Without limiting the generality of the foregoing and so long as JFS has not committed bad faith, negligence or willful misconduct in the performance of its duties under this Agreement, Fund Services and Fund Services on behalf of the Funds shall further indemnify JFS against and hold JFS harmless from any loss, damage or expense, including reasonable attorneys’ fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

a.

Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to JFS by any third party described above or by or on behalf of the Funds;

b.

Action or inaction taken or omitted to be taken by JFS pursuant to written or oral instructions of the Funds or otherwise without gross negligence or willful misconduct;

c.

Any action taken or omitted to be taken by JFS in good faith in accordance with the advice or opinion of counsel for the Funds or its own counsel;

d.

Any improper use by the Funds of any valuations or computations supplied by JFS pursuant to this Agreement;

e.

The method of valuation of the securities and the method of computing each Fund’s maturity or yield; and/or

f.

Any valuations of securities, maturity or yield provided by a Fund.

D.

JFS shall indemnify and hold Fund Services and the Funds and its directors, officers, employees and agents (other than any such persons employed by JFS) (collectively, the “Fund indemnitees”) harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) that the Funds indemnitees may sustain or incur or that may be asserted against the Funds indemnitees by any person arising out of any action taken or omitted to be taken by JFS as a result of JFS’ refusal or failure to comply with the terms of this Agreement, or its bad faith, negligence or willful misconduct.

E.

JFS represents that it has in place, and covenants to maintain in place during the term of this Agreement, a reasonable back-up, business continuity and disaster recovery plan. In the event of a mechanical breakdown or failure of communication or power supplies due to events beyond its control, JFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  JFS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by JFS’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement, including this Section 6.

Notwithstanding the above, JFS reserves the right to reprocess and correct administrative errors at its own expense.

F.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

G.

The indemnification obligations set out in this Section 6 shall survive termination of this Agreement.

7.  No Agency Relationship

Except as provided in the Agreement, nothing herein contained shall be deemed to authorize or empower JFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of, the other party to this Agreement.

8.  Records

JFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Funds but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder.  JFS agrees that all such records prepared or maintained by JFS relating to the services to be performed by JFS hereunder are the property of Fund Services and the Funds and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Funds on and in accordance with its request. JFS may retain copies of Fund records to meet regulatory requirements applicable to JFS.  Upon the reasonable request of Fund Services on behalf of the Funds, copies of any such records in the form reasonably requested (if such form differs from the form in which JFS has maintained the same, the Funds shall pay any expenses associated with transferring the same to such form) shall be provided by JFS to the Funds.

9.  Data Necessary to Perform Services

Fund Services on behalf of the Funds shall furnish to JFS the data and provide such documentation as is reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.  If JFS is also acting in another capacity for the Funds, nothing herein shall be deemed to relieve JFS of any of its obligations in such capacity.

10.  Cooperation Necessary to Perform Services

Fund Services represents that it shall take all actions to cause the Board of Trustees of the Funds to authorize the Funds’ officers, investment adviser(s) and sub-advisers, legal counsel, independent accountants, transfer agent, custodian and other service providers and agents, past or present, for the Funds to cooperate with JFS and to provide JFS with such information, documents and advice relating to the Funds as necessary and/or appropriate or as requested by JFS, in order to enable JFS to perform its duties hereunder.   Fees charged by such persons shall be an expense of the Funds.  JFS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Funds, investment adviser(s) or service provider until receipt of written notice thereof from the Funds.  As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

11.  Instruction Necessary to Perform Services

JFS may apply to Fund Services to obtain from an officer of the Funds written instructions with respect to any matter arising in connection with JFS’ performance hereunder for such Fund, and JFS shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions.  Such application shall include a description of the action proposed to be taken or omitted to be taken by JFS with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and JFS shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, JFS has received written instructions in response to such application specifying the action to be taken or omitted.

12.  Securities Valuation

It is understood that in determining security valuations, JFS employs one or more pricing services, as directed by Fund Services on behalf of the Funds, to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds.  JFS shall recommend to Fund Services a list of pricing vendors for Fund Services’ review and Fund Services will make a recommendation to the Funds’ Board of Trustees for approval. JFS shall price the securities and other holdings of the Funds for which market quotations or prices are available by the use of such services.  For those securities where prices are not provided by the pricing service(s) utilized by JFS, JFS shall provide to Fund Services, without any determination of the resulting fair value, prices and related information that may be utilized by Fund Services, in the course of its authority delegated to it by the Board of Trustees to establish the fair value prices employing the method approved by the Board.

The Funds are responsible for approving, in good faith, the method for determining the fair value of the securities.  For those securities where valuation prices are not readily available, the Funds’ investment adviser(s)/sub-adviser(s)  and/or Fund Services shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to JFS the resulting prices for use in its calculation of net asset values.  JFS is authorized to rely on the prices provided by such service(s) or by the Funds’ investment adviser(s)/sub-adviser(s)  or other authorized representative of the Funds without investigation or verification.

13.  Counsel Necessary to Perform Services

JFS may consult with counsel to Fund Services, the Funds or its own counsel, at JFS’ expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

14.  Notification of Error

JFS shall notify Fund Services of any error caused by JFS within twenty-four (24) hours after discovery of any error or omission.

Fund Services will notify JFS of any discrepancy between the records of JFS and the records of the Funds, including, but not limited to, failing to account for a security position in the Fund’s portfolio, by the later of:  within three (3) business days after receipt of any reports rendered by JFS; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or within three (3) business days of receiving notice from any shareholder.

15.  Proprietary and Confidential Information

a.

Both parties shall hold all information relating to the Funds and the other party, including, but not limited to, the Funds ’ financial information, portfolio holdings , security classification processes, shareholder information, businesses processes, business technology, and other information received from the other party or provided at the direction of the other party, as confidential (hereinafter referred to as “Confidential Information”).  Neither party will disclose any Confidential Information other than to its directors, officers, employees, and affiliates who need to know such Confidential Information solely for the purpose of providing administration services to the Funds.

b.

Without the prior written authorization of the other party, neither party shall use any of the Confidential Information for any purpose other than providing the services contemplated herein.

c.

In the event one party becomes legally compelled (whether by court or regulatory order or otherwise) or is requested by a government regulator to disclose any of the Confidential Information, it will , if legally permissible, use its best efforts to provide the non-disclosing party with prompt notice sufficient so that the non-disclosing party may timely seek a protective order or other appropriate remedy.  In the event that such a protective order or other protective remedy is not obtained, the disclosing party will furnish only that portion of the Confidential Information that is legally required, in the opinion of its counsel satisfactory to the non-disclosing party, and will exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded the Confidential Information that is so furnished.

d.

Confidential Information shall not include any information that is as of the date of this Agreement: (i) is part of the public domain or is otherwise generally available to the public or can be readily derived, in whole or in part, from information which is part of the public domain or is otherwise generally available to the public ; (ii) information lawfully received without restrictions from other sources; (iii) information known to the other party prior to disclosure; (iv) information published or disclosed by a party to others without restriction; (v) information developed by a party independent of and without use of the information disclosed by the other party; or (vi) information for which further use or disclosure by a party is authorized in writing by the other party ..

e.

At any time upon receipt of a request from a party to this Agreement, the other party shall promptly return, or destroy all copies, of the Confidential Material, and, upon request, provide the other party with a certificate signed by an authorized officer certifying to the return and/or destruction of all Confidential Information.  However, both parties may retain copies of Confidential Information as required to meet applicable regulatory requirements or document retention policies related to recordkeeping.  Notwithstanding the return or destruction of the Confidential Information, both parties shall continue to be bound by its obligations of confidentiality and other obligations hereunder.

f.

Both parties understand and agree that any disclosure of the Confidential Information may cause irreparable harm to the other party for which monetary damages may be an inadequate remedy.  Accordingly, in the event of any breach or threatened breach of this Agreement, either party may be entitled to seek injunctive relief in addition to any other available remedies.

16.  Term of Agreement

This Agreement shall become effective as of the date hereof and will continue in effect for a period of four (4) years.  After year two (2) of the initial period of four (4) years, this Agreement shall continue from year to year, subject to the termination provisions and all other terms and conditions hereof; provided, such continuance is approved at least annually by vote or written consent of the Trustees, (including a majority of the Trustees who are not interested persons of either party hereto); and provided further, that neither party has terminated the Agreement in accordance with this section. Thereafter, this Agreement shall continue and remain in effect from year to year.  This Agreement may be terminated by either party, without termination cost to either party,  at any time upon 120 days’ prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  This Agreement may be amended by mutual written consent of the parties. The provisions of 6, 8, 13, 14, 15, 16, and 19  shall survive the termination of the agreement.

17.  Notices

Notices of any kind to be given by either party to the other party shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to JFS shall be sent to:

Mark Nerud

President & Chief Executive Officer

Jackson Fund Services

225 West Wacker Drive, Suite 1200

Chicago, IL 60606

And notice to Fund Services and the Funds shall be sent to:

Maria De Nicolo

President & Chief Compliance Officer

Fund Services Group

1776-A South Naperville Road

Suite 100

Wheaton, IL 60189

18. Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

19.  Duties in the Event of Termination

Upon termination of this Agreement with respect to the Funds, JFS shall, at Fund Services’ reasonable prior request and expense, deliver the relevant books, records, correspondence and other data (or copies thereof) of the terminating Funds that are in the possession or under control of JFS, to Fund Services or any other person designated by Fund Services.  If such form differs from the form in which JFS has maintained the same, Fund Services, on behalf of itself and the Funds may elect either to pay any expenses associated with transferring the same to such form, or accept the relevant books, records, correspondence and other data (or copies thereof) in the form maintained by JFS.  JFS will further cooperate in the transfer of the duties and responsibilities established hereunder during a reasonable transition period to such successor as Fund Services or the Funds may appoint, including the provision of assistance from JFS’ personnel in the establishment of books, records and other data by such successor. During the course of the reasonable transition period, JFS shall be compensated pursuant to the terms of the Fee Schedule provided in Exhibit B, plus the additional expenses specified above.

20.  Governing Law

This Agreement shall be construed in accordance with the laws of the State of Michigan without regard to conflicts of law principles.  However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the SEC thereunder.

21.  Amendment

This Agreement may not be amended or modified in any manner except by a written agreement executed by JFS and Fund Services to be bound thereby.

22.  Severability

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

23.  No Waiver

Each and every right granted to JFS hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of JFS to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by JFS of any right preclude any other or future exercise thereof or the exercise of any other right.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.  If executed in counterpart, such counterparts together shall constitute only one instrument.

Fund Services Group	Jackson Fund Services, a division of Jackson National Asset Management LLC
By:/s/ Maria C. De Nicolo, President	By:/s/ Mark D. Nerud, President & CEO
Attest:/s/ R. S. Bacarella	Attest:/s/ Susan Rhee, General Counsel

EXHIBIT A

Duties and Responsibilities:

Fund Accounting:

•

Maintain portfolio records on a trade date basis using security trade information communicated from each Fund’s investment adviser/sub-adviser;

•

Maintain a general ledger and other accounts, books, and financial records for each Fund in the form as agreed upon;

•

Determine the net asset value on a daily basis according to each Fund’s accounting policies provided to JFS;

•

Submit daily net asset value, dividend factors, yields and capital gains distribution (if any) to NASDAQ and the Funds’ Transfer Agent.

•

Daily reconciliation of cash and securities to the Funds’ custodian;

•

Daily reconciliation of capital shares and transactions to the Funds’ transfer agent;

•

Daily reconciliation of shares to the each Fund’s investment adviser/ sub-adviser;

•

Prepare financial information for Form N-SAR filings and, along with information provided by Fund Services, file Form N-SAR after review and execution by a qualified representative of Fund Services;

•

Calculate each Fund’s performance;

•

Coordinate annual Fund audits.

EXHIBIT B

FEE SCHEDULE

MONETTA FUNDS

AMBASSADOR FUNDS

FUND ACCOUNTING FEE SCHEDULE

Currently the following Funds are offered:

•

Monetta Fund

•

Monetta Young Investor Fund

•

Monetta Mid-Cap Equity Fund

•

Orion/Monetta Intermediate Bond Fund

•

Ambassador Money Market Fund

The following fee schedule will apply to the aggregate net assets of the Funds for purposes of services described in Exhibit A:

•

On the first $200 million of combined assets:

o

$20,000 annual fee per Fund for each Fund except the Orion/Monetta Intermediate Bond Fund

o

$25,000 annual fee for the Orion/Monetta Intermediate Bond Fund

•

1 bp on the combined assets from $200 million to $400 million;

•

1/2 bp on assets > $400 million

Out of Pocket Expenses:

•

Annual charge for Form N-SAR filings

$750 per Fund

The schedule above will continue to be applied to each Fund listed above for the intital three (3) years of the agreement.  After the initial three (3) year period, JFS may adjust the annual fees listed above once per calendar year upon thirty (30) days prior notice. The increase in fees will not to exceed 5%.  JFS will waive its fees for the first month of the agreement.

EXHIBIT C

RESOLUTION

WHEREAS, Fund Services Group, LLC (“FSG”) serves as the fund accountant and provides certain accounting services to each of (i) Ambassador Funds (“Ambassador”), (ii) Monetta Fund, Inc. (“Monetta Fund”) and (iii) Monetta Trust (together with Ambassador and Monetta Fund, the “Investment Companies”), in each case pursuant to a Fund Accounting Agreement made as of August 1, 2003 with each respective entity (as the same have been amended, the “Fund Accounting Agreements” and each a “Fund Accounting Agreement”);

WHEREAS, pursuant to Section 2 of each Fund Accounting Agreement, FSG may, at its expense, subcontract the provision of such accounting services contemplated by such Fund Accounting Agreement to any entity or person, provided that (i) such subcontracting and subcontract be approved by the respective Board of each entity and (ii) FSG shall not be relieved of its obligations under the respective Fund Accounting Agreement and shall remain responsible for all acts of the subcontractor as if such acts were those of FSG;

WHEREAS, FSG has presented each of the Board of Trustees of Ambassador (the “Ambassador Board”), the Board of Directors of Monetta Fund (the “Monetta Fund Board”) and the Board of Trustees of Monetta Trust (the “Monetta Trust Board” and, together with the Ambassador Board and the Monetta Fund Board, the “Boards”) with a proposed Fund Accounting Services Agreement (the “Sub-Accounting Agreement”), to be made and entered into as of January 1, 2011, by and between FSG and Jackson Fund Services (“Jackson”), a division of Jackson National Asset Management LLC, pursuant to which FSG would retain Jackson to provide fund accounting services to the Investment Companies on behalf of FSG and at FSG’s cost; and

WHEREAS, each of the Boards has reviewed the Sub-Accounting Agreement, considered its terms as they apply to each respective Investment Company and discussed the Sub-Accounting Agreement with representatives of FSG.

NOW, THEREFORE, BE IT:

RESOLVED, that the Sub-Accounting Agreement is hereby accepted, approved and ratified by (i) the Ambassador Board on behalf of Ambassador, (ii) the Monetta Fund Board on behalf of Monetta Fund and (iii) the Monetta Trust Board on behalf of Monetta Trust; provided, however, that

RESOLVED, that Jackson is hereby approved, ratified and appointed by (i) the Ambassador Board to provide sub-accounting services to Ambassador, (ii) the Monetta Fund Board to provide sub-accounting services to Monetta Fund and (iii) the Monetta Trust Board to provide sub-accounting services to Monetta Trust, in each case in accordance with and upon the terms contained in the Sub-Accounting Agreement.